EXHIBIT  16.1

Wegmann-Dazet & Co.

Metairie, Louisiana


                                                              April 24, 2001

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We were previously the principal accountants for RX Technology Holdings, Inc. and we reported on the consolidated balance sheet of RX Technology, Inc., its significant subsidiary, as of December 31, 1999 and the statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. On April 18, 2001, we were dismissed. We have read RX Technology Holdings, Inc.'s statements included under item 4 of its Form 8-K dated April 24, 2001 and we agree with such statements.

                                                Very truly yours,


                                            /s/ Wegmann-Dazet & Co.
                                                -------------------
                                                Wegmann-Dazet & Co.